                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          FIRST MERCHANTS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

          MERRILL PRINTING, AS AGENT FOR FIRST MERCHANTS CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                             FIRST MERCHANTS CORPORATION
                               200 EAST JACKSON STREET
                                MUNCIE, INDIANA  47305


                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              TO BE HELD APRIL 7, 1998



The annual meeting of the shareholders of First Merchants Corporation (the "Corporation") will be held at the Horizon Convention Center, 401 South High Street, Muncie, Indiana 47305, on Tuesday, April 7, 1998, at 3:30 p.m. for the following purposes:

(1) To elect four directors, to hold office for a term of three years and until their successors are duly elected and qualified.

(2) To ratify the appointment of the firm of Geo. S. Olive & Co., LLC, as independent public accountants for 1998.

(3)  To transact such other business as may properly come before the meeting.


Only those shareholders of record at the close of business on February 17, 1998 shall be entitled to notice of and to vote at the meeting.


                                  By Order of the Board of Directors



                                  Larry R. Helms
                                  Secretary

Muncie, Indiana
February 24, 1998






                     IMPORTANT - PLEASE MAIL YOUR PROXY PROMPTLY

               IN ORDER THAT THERE MAY BE PROPER REPRESENTATION AT THE
                 MEETING, YOU ARE URGED TO SIGN, DATE AND RETURN THE
               ENCLOSED PROXY IN THE ENVELOPE PROVIDED.  NO POSTAGE IS
                      REQUIRED IF MAILED IN THE UNITED STATES.

                                                              February 24, 1998

                             FIRST MERCHANTS CORPORATION

                                   PROXY STATEMENT
                                         FOR
                            ANNUAL MEETING OF SHAREHOLDERS

                               TO BE HELD APRIL 7, 1998


This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by and on behalf of the Board of Directors of First Merchants Corporation (the "Corporation") for use at the annual meeting of shareholders of the Corporation to be held April 7, 1998. The distribution of these proxy materials is expected to commence on February 24, 1998.

Any shareholder giving a proxy has the right to revoke it any time before it is exercised by written notice to the Secretary received prior to the meeting or in person at the meeting. The shares represented by proxies will be voted in accordance with the instructions on the proxies. In the absence of specific instructions to the contrary, proxies will be voted in favor of Items 1 and 2.

VOTING SECURITIES

Only shareholders of record at the close of business on February 17, 1998 will be entitled to notice of and to vote at the annual meeting. The number of shares of common stock outstanding and entitled to vote as of February 1, 1998 was 6,665,289. Each share of the Corporation's common stock is entitled to one vote. The affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy is required for approval of all items being submitted to the shareholders for their consideration. The Secretary will count the votes and announce at the meeting the number voting for and against each item and the number abstaining. Abstentions will be counted for the purpose of determining whether a quorum is present but for no other purpose. Broker non-votes will not be counted.

ELECTION OF DIRECTORS

Four directors will be elected at the annual meeting.

The persons named below have been nominated for election to the Board of Directors (the "Board"), with terms expiring as of the 2001 annual meeting of shareholders. All of the nominees are currently members of the Board.

Those persons nominated as directors include:


NAME AND AGE                       PRESENT OCCUPATION             DIRECTOR SINCE

CLASS I (TERMS EXPIRE 2001):
Michael L. Cox;                    Executive Vice                 1984
age 53                             President and Chief
                                   Operating Officer,
                                   First Merchants
                                   Corporation and President
                                   and Chief Operating
                                   Officer, First Merchants
                                   Bank, National Association

NAME AND AGE                       PRESENT OCCUPATION             DIRECTOR SINCE

Norman M. Johnson;                 Retired Executive              1996
age 63                             Vice President, Stein
                                   Roe & Farnham,
                                   Investment Counsel

George A. Sissel;                  Chairman of the Board          1995
age 61                             and Chief Executive
                                   Officer, Ball
                                   Corporation (Ball
                                   Corporation manufactures
                                   metal and plastic
                                   packaging products and
                                   communications products
                                   and services.)

Robert M. Smitson;                 Vice Chairman of the           1982
age 61                             Board and Chief
                                   Executive Officer,
                                   Maxon Corporation
                                   (Maxon Corporation
                                   designs and manufactures
                                   specialty industrial
                                   combustion systems
                                   and valves.)

Those persons named below continue to serve as directors:

CLASS II (TERMS EXPIRE 1999):

Stefan S. Anderson;                Chairman of the Board,         1982
age 63                             President and Chief
                                   Executive Officer, First
                                   Merchants Corporation and
                                   Chairman of the Board and
                                   Chief Executive Officer,
                                   First Merchants Bank,
                                   National Association

Thomas B. Clark;                   President and Chief            1989
age 52                             Executive Officer, Alltrista
                                   Corporation (Alltrista
                                   Corporation manufactures
                                   metal, plastics and
                                   consumer products and
                                   industrial equipment.)

David A. Galliher;                 President and Treasurer,       1982
age 65                             Wm. A. Didier & Sons, Inc.
                                   (Wm. A. Didier & Sons, Inc.
                                   manufactures credit cards.)

John E. Worthen;                   President, Ball State          1987
age 64                             University

CLASS III (TERMS EXPIRE 2000):

Frank A. Bracken;                  Of Counsel, Bingham            1994
age 63                             Summers Welsh & Spilman,
                                   Attorneys

Ted J. Montgomery;                 Senior Vice President,         1996
age 58                             First Merchants Corporation
                                   and President, The Union
                                   County National Bank
                                   of Liberty

Michael D. Wickersham;             President, Wicks Pies, Inc.    1996
age 44                             and Vice President, Wicks
                                   Foods, Inc. (Wicks Pies,
                                   Inc. is a producer and
                                   retailer of  pies and pie
                                   shells.)

The occupations set forth above have been the principal occupations of the director-nominees and continuing directors during the past 5 years except as follows: Mr. Bracken was the Deputy Secretary to the United States Department of the Interior from 1989 to 1993. He joined Bingham Summers Welsh & Spilman in 1994. Mr. Clark was Senior Vice President and Chief Financial Officer of Alltrista Corporation from 1992 until 1994, when he became President and Chief Operating Officer. He became President and Chief Executive Officer in 1995. Mr. Cox was Group President of Ontario Corporation from 1989 until 1994, when he became Executive Vice President and Chief Operating Officer of the Corporation and Executive Vice President of the Corporation's wholly-owned subsidiary, First Merchants Bank, National Association ("First Merchants"). Mr. Cox became President and Chief Operating Officer of First Merchants in 1996. Mr. Johnson was Executive Vice President and a member of the Executive Committee of Stein Roe & Farnham, investment counsel, prior to his retirement in 1994. Mr. Montgomery has served as President of the Corporation's wholly-owned subsidiary, The Union County National Bank of Liberty ("Union County") since 1983. He became a Senior Vice President of the Corporation in 1996. Mr. Sissel was Senior Vice President, General Counsel and Corporate Secretary of Ball Corporation from 1987 until 1994. He became Acting President and Chief Executive Officer of Ball Corporation in 1994 and President and Chief Executive Officer in 1995. Mr. Sissel became Chairman of the Board of Directors of Ball Corporation in 1996. Since January 1998 he is no longer President of Ball Corporation but continues to serve as Chairman of the Board and Chief Executive Officer.

Messrs. Bracken and Sissel are also directors of Ball Corporation. Mr. Clark is also a director of Alltrista Corporation, and Dr. Worthen is also a director of Indiana Energy, Inc.

CERTAIN COMMITTEES OF THE BOARD

The Corporation's Executive Committee functions as a nominating committee.
It recommends to the Board: (a) candidates to fill any vacancies on the Board, and (b) a slate of directors to be elected each year at the annual meeting of shareholders. The Committee will consider nominees recommended by shareholders. Any such recommendation should be in writing and addressed to the Secretary, First Merchants Corporation, 200 East Jackson Street, Muncie, Indiana 47305. The members of the Executive Committee are Messrs. Smitson (Chairman), Anderson, Bracken, Clark, Cox, and Sissel. John W. Hartmeyer, who is a director of First Merchants, serves as a non-voting member of the Executive Committee. The Executive Committee met 2 times during 1997.

The Corporation has an Audit Committee whose functions are: (a) to assist the Board in fulfilling its responsibilities related to accounting, auditing and financial reporting functions; (b) to review or cause to be reviewed all reports of examination made by banking authorities; (c) to meet with the internal auditors and to make or cause to be made internal examinations and audits of the affairs of the Corporation and its subsidiaries; (d) to meet with the external auditors and to review the scope and results of external audits; and (e) to consult with management on the selection of the independent public accountants to serve as external auditors for the ensuing year. The members of the Audit Committee are Messrs. Galliher (Chairman), Clark, Wickersham and Worthen. Thomas K. Gardiner, Hurley C. Goodall, and Nelson W. Heinrichs, who are directors of First Merchants, George R. Likens, who is a director of the Corporation's wholly-owned subsidiary, Pendleton Banking Company ("Pendleton"), Gerald S. Paul, who is a director of Union County, and Mary Wisehart Phillips, who is a director of the Corporation's wholly-owned subsidiary, First United Bank ("First United"), serve as non-voting members of the Audit Committee. The Audit Committee met 4 times during 1997.

The Corporation has a Compensation Committee whose functions are: (a) to review and approve the compensation and benefits to be paid to the executive officers and senior management employees of the Corporation and the chief executive officers of its subsidiaries, and (b) to review and approve the compensation and benefits to be paid to the executive officers and senior management employees and the compensation ranges and benefits for other officers and employees of the Corporation's subsidiaries. The authority to periodically adjust the compensation and benefits of employees, other than executive officers and senior management of the Corporation and the chief executive officers of its subsidiaries, has been delegated by the Compensation Committee to the chief executive officers of the subsidiaries. The Compensation Committee is responsible for the administration of the Corporation's incentive compensation and stock plans. The members of the Compensation Committee are Messrs. Smitson (Chairman), Bracken, and Clark, and Mr.

Johnson serves as an alternate. John W. Hartmeyer, who is a director of First Merchants, serves as a non-voting member of the Compensation Committee.
 The Compensation Committee met 4 times during 1997.

MEETINGS OF THE BOARD

The Board of Directors held 4 meetings during 1997. None of the directors of the Corporation attended fewer than 75% of the total number of meetings of the Board and the committees on which they served.

COMPENSATION OF DIRECTORS

Directors of the Corporation who were employees of the Corporation or one of its subsidiaries received no separate compensation for their services as directors in 1997. Directors of the Corporation who were not employees were paid an annual retainer of $3,400 and $300 for each meeting of the Corporation's Board of Directors that they attended in 1997. In addition, they were paid $225 per meeting for attending meetings of the Executive Committee and other committees of the Board of Directors of the Corporation or First Merchants. The Chairman of the Executive Committee was paid an additional $175 and the chairmen of the other committees were paid an additional $75 for each meeting over which they presided. For his services as a director and Chairman of the Executive Committee of Union County, Mr. Johnson was paid a retainer of $4,200 during the first 6 months of 1997. During the last 6 months, he was paid a retainer of $2,100 and $350 for each Board and Executive Committee meeting he attended. Union County also paid him a bonus of $900 and provided him life insurance coverage in the amount of $50,000 for these services. Mr. Wickersham was paid a retainer of $4,200 for his services as a director and Chairman of the Board of Directors of the Corporation's wholly-owned subsidiary, Randolph County Bank ("Randolph County"), and Randolph County paid him $350 for each Board meeting and $50 for each committee meeting that he attended in 1997.

Under the provisions of the 1994 Stock Option Plan, on July 1, 1997 options to purchase shares of the Corporation's common stock were granted to the non-employee directors of the Corporation. Each option is for 600 shares at an option price of $31.25 per share, the market price on the date of the grants.

The Corporation maintains an unfunded deferred compensation plan which gives each director an annual election to defer the receipt of director's fees.
Any amounts reflected in a director's account under the plan are credited with interest at a rate equal to First Merchants' 18-month variable rate IRA
account rate.   Payments are made or begun when the individual ceases to be a director of either First Merchants or the Corporation. During 1997, one (1) of the Corporation's directors participated in the plan, deferring fees totaling $7,300.

COMPENSATION OF EXECUTIVE OFFICERS

The tables in this section of the Proxy Statement contain information concerning the compensation of certain named executive officers as of the Corporation's most recent fiscal year-end, December 31, 1997. The information in these tables concerning stock options reflects the 3-for-2 common stock split which was effective at the close of business on October 27, 1995 for shareholders of record at the close of business on October 20, 1995.

SUMMARY COMPENSATION TABLE

The following table contains information concerning the compensation paid by the Corporation and its subsidiaries for the years 1995, 1996 and 1997 to the Corporation's Chief Executive Officer and its 4 most highly compensated executive officers other than the Chief Executive Officer.

                           SUMMARY COMPENSATION TABLE

                                                                LONG TERM
                                        ANNUAL COMPENSATION    COMPENSATION
                                        -------------------   -------------
                                                                 AWARDS
                                                              -------------
NAME AND                                                       SECURITIES
PRINCIPAL                                                      UNDERLYING      ALL OTHER
POSITION                          YEAR   SALARY    BONUS        OPTIONS      COMPENSATION(1)
                                          ($)       ($)           (#)             ($)
--------------------------------------------------------------------------------------------
STEFAN S. ANDERSON,               1997   197,721   53,323        3,500          2,000
  Chairman of the Board and       1996   188,543   51,270        3,500          2,294
  Chief Executive Officer,        1995   180,384   42,629        3,600          2,194
  Corporation and First
  Merchants; President,
  Corporation

MICHAEL L. COX,                   1997   153,461   44,985        3,500          1,875
  Executive Vice President        1996   144,593   30,055        3,000          1,766
  and Chief Operating Officer,    1995   134,401   19,708        9,975            821
  Corporation; President and
  Chief Operating Officer, First
  Merchants

TED J. MONTGOMERY,                1997   143,674   26,684        2,600          3,077
  Senior Vice President,          1996   145,024   22,959        4,500         10,729
  Corporation; President,
  Union County (2)

LARRY R. HELMS,                   1997    99,793   18,653        2,300          1,211
  Senior Vice President,          1996    96,119   17,055        2,300          1,166
  Corporation and First           1995    92,733   12,488        2,475          1,129
  Merchants; General Counsel
  and Secretary, Corporation

JAMES L. THRASH,                  1997    93,402   17,556        2,300            912
  Senior Vice President,          1996    89,931   16,050        2,300            878
  Corporation and First           1995    86,461   11,673        2,475            844
  Merchants; Chief Financial
  Officer, Corporation


(1) Represents employer matching contributions for fiscal year to First Merchants Corporation Retirement Savings Plan (a Section 401(k) plan); for Mr. Montgomery, this amount also includes an employer ESOP contribution for fiscal year to Union County National Bank Employees' Stock Ownership Plan. The Plan was terminated as of June 30, 1997. Mr. Montgomery received an employer ESOP contribution of $8,209 for 1996 to Union County National Bank Employees' Stock Ownership Plan which was not reported in the 1997 proxy statement, as it had not been determined as of the statement's distribution date. However, the contribution is reported under "All Other Compensation" in this proxy statement.

(2) Mr. Montgomery became Senior Vice President of the Corporation on August 13, 1996, following the Corporation's acquisition of Union County. His 1996 compensation shown in the table includes compensation received from Union County and the Corporation during the entire 1996 calendar year.

OPTION GRANTS TABLE

The 1994 Stock Option Plan, which became effective as of July 1, 1994, provides for the issuance of options to key employees of the Corporation or any subsidiary to purchase the Corporation's common stock at prices not less than the market price of the stock on the dates of grant. The following table contains information concerning individual grants of stock options under the plan made during 1997 to each of the executive officers named in the Summary Compensation Table above.

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                             INDIVIDUAL GRANTS
--------------------------------------------------------------------  POTENTIAL REALIZABLE
                                                                      VALUE AT ASSUMED
                   NUMBER OF   PERCENT                                ANNUAL RATES
                   SECURITIES  OF TOTAL                               OF STOCK PRICE
                   UNDERLYING  OPTIONS                                APPRECIATION FOR
                   OPTIONS     GRANTED TO       EXERCISE              OPTION TERM
                   GRANTED     EMPLOYEES IN     PRICE     EXPIRATION  --------------------
NAME                 (#)       FISCAL YEAR      ($/SH)    DATE            5%($)    10%($)
------------------------------------------------------------------------------------------
Stefan S. Anderson   3,500        6.27          31.375   July 31, 2007   69,182    174,602

Michael L. Cox       3,500        6.27          31.375   July 31, 2007   69,182    174,602

Ted J. Montgomery    2,600        4.66          31.375   July 31, 2007   51,392    129,704

Larry R. Helms       2,300        4.12          31.375   July 31, 2007   45,462    114,738

James L. Thrash      2,300        4.12          31.375   July 31, 2007   45,462    114,738


(1) Mr. Cox was granted an option for 3,500 shares on July 31, 1997, of which 2,000 are exercisable on or after January 31, 1998 and 1,500 are exercisable on or after January 31, 1999. The option is not exercisable after July 31, 2007. Each of the other options was granted on July 31, 1997 and is exercisable on or after January 31, 1998, but not after July 31, 2007.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

The following table contains information concerning (1) each exercise of stock options during 1997 under the 1989 Stock Option Plan or the 1994 Stock Option Plan by each of the executive officers named in the Summary Compensation Table above, and (2) the value as of December 31, 1997 of each of the named executive officer's unexercised options on an aggregated basis.

                      AGGREGATED OPTION EXERCISES IN LAST FISCAL
                        YEAR AND FISCAL YEAR-END OPTION VALUES


                     SHARES                NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                     ACQUIRED              UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                     ON         VALUE      OPTIONS AT FISCAL YEAR-END   AT FISCAL YEAR-END
                     EXERCISE   REALIZED            (#)                         ($)
NAME                 (#)        ($)        EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
-------------------------------------------------------------------------------------------------
Stefan S. Anderson       0            0       31,325   /    3,500         656,094   /   20,563

Michael L. Cox           0            0       20,324   /    5,000         323,114   /   40,250

Ted J. Montgomery        0            0        4,500   /    2,600          58,500   /   15,275

Larry R. Helms       8,325      154,825       11,675   /    2,300         187,994   /   13,513

James L. Thrash      9,650       70,413            0   /    2,300               0   /   13,513


PENSION PLANS

The Corporation has a qualified defined benefit pension plan - the First Merchants Corporation Retirement Pension Plan - covering, in general, all full-time employees of the Corporation and its subsidiaries. On February 11, 1997, the Corporation adopted a nonqualified plan - the First Merchants Corporation Supplemental Executive Retirement Plan - which provides benefits to designated executives that would otherwise be payable under the qualified plan if incentive compensation were included in compensation and Internal Revenue Code Section 401(a)(17) did not limit the amount of compensation that can be considered for purposes of calculating pension benefits accruing under the qualified plan. For plan years beginning on or after January 1, 1997, $160,000 is the maximum amount of compensation that can be considered for purposes of calculating pension benefits accruing under the qualified plan.

The following table shows the estimated annual benefits payable upon retirement at age 65 to persons born in 1941 (the average of the birth years of the executive officers named in the Summary Compensation Table above) in specified compensation and years of service classifications under the plans. The benefit amounts shown in the table include amounts payable under both the qualified and the nonqualified plans, for those executives who participate in both.

                                  PENSION PLAN TABLE

COMPENSATION                       YEARS OF SERVICE
              -------------------------------------------------------------
                    15         20           25           30           35
---------------------------------------------------------------------------
$ 125,000     $  35,921    $  47,894    $  59,868    $  59,868    $  59,868
  150,000        43,796       58,394       72,993       72,993       72,993
  175,000        51,671       68,894       86,118       86,118       86,118
  200,000        59,546       79,394       99,243       99,243       99,243
  225,000        67,421       89,894      112,368      112,368      112,368
  250,000        75,296      100,394      125,493      125,493      125,493
  275,000        83,171      110,894      138,618      138,618      138,618
  300,000        91,046      121,394      151,743      151,743      151,743


Participants in the qualified plan who had at least 15 credited years of service and whose combined age and years of service totaled at least 65 as of January 1, 1991, including Messrs. Anderson and Helms, are entitled to a pension benefit calculated under the formula that was in effect prior to 1990 if that will produce a greater benefit. The following table shows the estimated annual benefits payable upon retirement at age 65 under the formula that was in effect prior to 1990 in specified compensation and years of service classifications under the plans. The benefit amounts shown in the table include amounts payable under both the qualified and the nonqualified plans, for those executives who participate in both.

                        PENSION PLAN TABLE (PRE-1990 FORMULA)

COMPENSATION                       YEARS OF SERVICE
              -------------------------------------------------------------
                    15         20           25           30           35
---------------------------------------------------------------------------
$ 125,000     $  37,500    $  50,000    $  62,500    $  62,500    $  62,500
  150,000        45,000       60,000       75,000       75,000       75,000
  175,000        52,500       70,000       87,500       87,500       87,500
  200,000        60,000       80,000      100,000      100,000      100,000
  225,000        67,500       90,000      112,500      112,500      112,500
  250,000        75,000      100,000      125,000      125,000      125,000
  275,000        82,500      110,000      137,500      137,500      137,500
  300,000        90,000      120,000      150,000      150,000      150,000


Benefits under the plans are determined primarily by average final compensation and years of service and are computed on the basis of straight-life annuity amounts. They are not subject to any deduction for Social Security or other offset amounts.

Compensation for purposes of the qualified plan consists of the base salary and service award components of the salary amounts reported in the Summary Compensation Table above. Compensation for purposes of the nonqualified plan also includes the bonus amounts reported in the Summary Compensation Table above. All of the executive officers named in the Summary Compensation Table above are participating in the qualified plan, and Messrs. Anderson, Cox, and Montgomery are also participating in the nonqualified plan. However, Mr. Anderson's benefits under the nonqualified plan are payable at age 70 rather than age 65. The 1997 compensation used for purposes of calculating pension benefits under the plans, and the credited years of service as of January 1, 1998, of the executive officers named in the Summary Compensation Table are:
Mr. Anderson, $245,938 (23.2 years), Mr. Cox, $194,985 (3.7 years), Mr.
Montgomery, $166,676 (1.0 years), Mr. Helms, $97,030 (26.3 years), and Mr. Thrash, $91,300 (20.0 years).

TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

The Corporation and First Merchants have entered into change-in-control agreements on a year-to-year basis with Messrs. Anderson and Cox which provide severance benefits in the event of both a change in control of the Corporation or First Merchants and a termination or constructive termination of the employment of the executive within 24 months after the change in control, unless such termination was for cause, because of the executive's death or disability, or by the executive other than on account of constructive termination. In general, a "change in control" means an acquisition by any person of 25% or more of the Corporation's or First Merchants' voting shares, a change in the makeup of a majority of the Corporation's or First Merchants' Board of Directors over a 24-month period, a merger of the Corporation or First Merchants in which the shareholders before the merger own 50% or less of the Corporation's or First Merchants' voting shares after the merger, or approval by the Corporation's shareholders of a plan of complete liquidation of the Corporation or First Merchants or an agreement to sell or dispose of substantially all of the Corporation's or First Merchants' assets. A "constructive termination" means, generally, a significant reduction in duties, compensation or benefits or a relocation of the executive's office outside of Muncie, Indiana unless agreed to by the executive. The severance benefits payable, in addition to base salary and incentive compensation accrued through the date of termination are: a lump sum payment equal to 299% of an amount based on the executive's previous 5 calendar years' average W-2 compensation (but not more than the amount which would cause the payment to be subject to the excise tax imposed under Section 280G of the Internal Revenue Code), 2 years of life, disability, accident and health insurance benefits, the bargain element value of then outstanding stock options, outplacement services, and reasonable legal fees and expenses incurred as a result of the termination. The agreements were not entered into in response to any effort to acquire control of the Corporation or First Merchants, and the Board of Directors is not aware of any such effort.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following non-employee directors comprise the Compensation Committee of the Corporation: Robert M. Smitson (Chairman), Frank A. Bracken, and Thomas
B. Clark.  Norman M. Johnson is an alternate member of the Committee.  John
W. Hartmeyer, who is a director of First Merchants, serves as a non-voting member of the Compensation Committee. Mr. Smitson is the Vice Chairman of the Board and Chief Executive Officer of Maxon Corporation. Stefan S. Anderson, the Chairman of the Board, President and Chief Executive Officer of the Corporation and the Chairman of the Board and Chief Executive Officer of First Merchants, serves as a director of Maxon Corporation. Mr. Bracken is of counsel with the firm of Bingham Summers Welsh & Spilman, which provides legal services to the Corporation and its subsidiaries on a transactional basis.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee administers the Corporation's executive compensation program. It is responsible for establishing the compensation and benefits of the Corporation's chief executive officer and chief operating officer. The Committee also approves the compensation and benefits of the other executive officers, after receiving recommendations from the chief executive officer. The Corporation's incentive compensation and stock plans are also administered by the Committee.

GENERAL POLICY ON EXECUTIVE COMPENSATION. The Board of Directors of the Corporation has established an executive compensation program which is designed to provide incentives to executive officers to achieve short-term and long-term corporate strategic management goals, with the ultimate objective of obtaining a superior return on the shareholders' investment. To this end, the compensation program for executive officers consists of cash and equity-based components which consider: the executive officer's individual performance; the Corporation's performance as measured against previously-established annual and long-term goals; the Corporation's performance compared to industry peers; and the compensation paid by competitors to individuals holding similar management positions.

The Compensation Committee believes that the Corporation's executive compensation program is a significant contributor to the Corporation's excellent short-term and long-term performance, compared to industry peers. In 1997, the Corporation and its subsidiary banks again received national recognition for their financial strength. The earnings of the Corporation's lead bank, First Merchants, grew for the 22nd consecutive year in 1997. The Corporation's earnings have increased every year since it was formed in 1982.

The annual compensation paid to the executive officers for 1997 (reported in the "salary" and "bonus" columns of the Summary Compensation Table) was greater than the compensation for 1996, reflecting salary increases which averaged about 4% and larger bonuses under the Corporation's incentive compensation plans due to the Corporation's and subsidiary banks' improved performance. Mr. Cox's 1997 compensation increased more than the other executive officers, mostly due to changes in the schedules under his incentive compensation plan. These changes reflected his increased management responsibilities as Executive Vice President and Chief Operating Officer of the Corporation and President of First Merchants.

SALARIES. The salaries paid to the Corporation's executive officers were subjectively determined after consideration of the executive officer's individual responsibilities, performance, and experience, the evaluation by the chief executive officer of the executive officers other than the chief executive officer, the Corporation's financial results compared with industry peers, various industry salary surveys, and other factors such as budgetary considerations and inflation rates.

The Compensation Committee tries to set the executive officers' salaries at or above the average of the salaries paid to executive officers with similar responsibilities at Indiana and Midwestern banks and bank holding companies of similar size. The salaries paid executive officers at peer financial organizations were determined by consulting several salary surveys including: the Indiana Bankers Association survey of Indiana banks; the Crowe Chizek Mid-West Bank Compensation Survey; national surveys of all types of companies, and of those in the banking industry, prepared by the American Compensation Association, The Conference Board, and several benefits consultants; and a survey of the Financial Associates banks (11 Indiana banks with assets between $200,000,000 and $1,500,000,000).

INCENTIVE COMPENSATION.   The Compensation Committee believes that
performance-based pay should be a significant component of the executive officers' total compensation package. Therefore, each of the executive officers is covered by an incentive plan. The objectives of the plans are: to link compensation to organization and individual goal achievement, to motivate and retain key personnel, and to attract qualified talent to the organization. The executive officers qualified for bonuses under the plans if the Corporation or subsidiary bank met or exceeded pre-established minimum ("threshold") performance levels in 1997. Each plan contains a schedule setting forth the percentage of salary, if any, payable to the executive officer as a bonus, depending on the Corporation's or subsidiary bank's performance relative to each of the criteria. In order to avoid wide swings in payouts and to better focus the plans on long-term results, the plans were amended in 1997 to provide that 60% of any bonus paid to the executive officers would be based on 1997 performance and 40% would be based on the average of the 2 prior years' performance. The plans are administered by the Compensation Committee.

Mr. Anderson's bonus was determined under the Corporation's Management Incentive Plan for Chief Executive Officer. This plan provides for a bonus of up to 40% of annual base salary, if the Corporation meets specific targets for return on assets ("ROA"), return on equity ("ROE"), income growth ("IG"), and efficiency ratio ("ER"). These are commonly-used criteria for measuring institutional performance in the banking industry. ER is defined in the plan as operating expense divided by operating revenue. Mr. Anderson received a bonus of 27.70% of base salary for 1997. The threshold performance levels which would qualify him for a bonus under the plan were exceeded for all criteria: the Corporation's ROA, ROE, IG, and ER; the maximum levels were not exceeded for any of the criteria.

Mr. Cox's bonus was determined under the Corporation's Management Incentive Plan for Executive Vice President and Chief Operating Officer. This plan provides for a bonus of up to 40% of annual base salary, if the Corporation and First Merchants meet specific targets for ROA, IG, and ER and the Corporation meets specific targets for ROE. Mr. Cox received a bonus of 29.99% of base salary for 1997. The threshold performance levels which would qualify him for a bonus under the plan were exceeded for all criteria: the Corporation's and First Merchants' ROA, IG, and ER, and the Corporation's ROE; the maximum level was exceeded for First Merchants' ROA, but not for the Corporation's ROA or any of the other criteria.

The bonuses paid to Messrs. Helms and Thrash in 1997 were determined under the Corporation's Management Incentive Plan for Administrative Officers. This plan provides for a bonus of up to 25% of annual base salary, if the Corporation and First Merchants meet specific targets for ROA, IG, and ER. Messrs. Helms and Thrash each received a bonus of 19.25% of base salary for 1997. The threshold performance levels which would qualify them for a bonus under the plan were exceeded for all criteria: the Corporation's and First Merchants' ROA, IG, and ER; the maximum level was exceeded for First Merchants' ROA, but not for the Corporation's ROA or any of the other criteria.

Mr. Montgomery's bonus was determined under the Corporation's Management Incentive Plan for Chief Executive Officer, The Union County National Bank. This plan provides for a bonus of up to 25% of annual base salary, if Union County meets specific targets for ROA, IG, ER, and achievement of annual plan objectives ("AAPO"). Mr. Montgomery received a bonus of 19.06% of base salary for 1997. The threshold performance levels which would qualify him for a bonus under the plan were exceeded for all criteria: Union County's ROA, IG, ER, and AAPO; the maximum levels were not exceeded for any of the criteria.

STOCK PLANS. Equity-based compensation, including compensation under the Corporation's Stock Option Plan and Employee Stock Purchase Plan, is intended to encourage ownership and retention of the Corporation's common stock by key employees, thereby giving them a meaningful stake in the Corporation's continued success and aligning their interests with those of other shareholders.

The Stock Option Plan is briefly described in the paragraph above the Option Grants Table. During 1997 the Compensation Committee awarded options under the plan to the 5 executive officers as follows: for 3,500 shares to Mr. Anderson, for 3,500 shares to Mr. Cox, for 2,600 shares to Mr. Montgomery, and for 2,300 shares each to Messrs. Helms and Thrash.

The Employee Stock Purchase Plan generally provides that full-time employees of the Corporation or a participating subsidiary with more than 6 months of service may elect, prior to the offering period (July 1 to June 30), to purchase common shares of the Corporation at a price equal to 85% of the lesser of the market price of the stock at the beginning of the period and the market price at the end of the period. For the offering period ending June 30, 1997, Messrs. Anderson, Cox, Montgomery, Helms and Thrash, the executive officers named in the Summary Compensation Table, purchased 62, 311, 0, 124, and 330 shares, respectively, under the 1994 Employee Stock Purchase Plan. The 1994 Employee Stock Purchase Plan covers 5 offering periods, expiring on June 30, 1999.

OTHER COMPENSATION. The executive officers are also covered by medical and retirement plans which are generally applicable to full-time employees of the Corporation and its subsidiaries. The retirement plans covering each of the executive officers are the First Merchants Corporation Retirement Pension Plan, a defined benefit pension plan (described in the "Pension Plans" section), and the First Merchants Corporation Retirement Savings Plan, an Internal Revenue Code Section 401(k) plan (referred to in note (1) to the Summary Compensation Table). Messrs. Anderson, Cox, and Montgomery are also covered by the First Merchants Corporation Supplemental Executive Retirement Plan, a nonqualified SERP plan (described in the "Pension Plans" section). During the first 6 months of 1997, Mr. Montgomery was also covered by the Union County National Bank Employees' Stock Ownership Plan, an ESOP (referred to in note (1) to the Summary Compensation Table). The Union County National Bank Employees' Stock Ownership Plan was terminated as of June 30, 1997.

CHIEF EXECUTIVE OFFICER'S COMPENSATION. The chief executive officer's salary is determined in the manner described in the "Salaries" section of this report. Mr. Anderson's total compensation for 1997, including salary and bonus, was approximately 4.68% higher than his 1996 compensation, reflecting a 4.87% increase in salary and a 4.00% increase in incentive compensation. The relationship between Mr. Anderson's compensation and corporate performance is similar to that of all of the Corporation's other executive officers, as described above in this report, except that his compensation is based primarily on the Corporation's performance whereas the other executive officers' compensation is based in part on the performance of a subsidiary bank.


                            FIRST MERCHANTS CORPORATION COMPENSATION
                            COMMITTEE

                            Robert M. Smitson, Chairman
                            Frank A. Bracken
                            Thomas B. Clark
                            John W. Hartmeyer
                            Norman M. Johnson, alternate

PERFORMANCE GRAPH

The following graph compares the yearly change in the Corporation's cumulative total shareholder return on its common stock during the last 5 years with (1) the cumulative total return of the CRSP Index for NASDAQ Stock Market (U.S. Companies), and (2) the cumulative total return of the CRSP Index for NASDAQ Bank Stocks. The graph assumes $100 was invested on January 1, 1993 in the Corporation's common stock, and in each of the two indexes shown, and all dividends were reinvested.

                   COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG FIRST MERCHANTS CORPORATION, NASDAQ STOCK
                    MARKET (U.S. COMPANIES) AND NASDAQ BANK STOCKS

                     12/31/92  12/31/93  12/31/94  12/31/95  12/31/96  12/31/97

FMC                    100       99.8      115.8     142.1     151.2     219.7
NASDAQ Stock Market    100      114.8      112.2     158.7     195.2     239.5
NASDAQ Bank Stocks     100      114.0      113.6     169.2     223.4     377.4

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Corporation is not aware of any person who is the beneficial owner of more than 5% of the Corporation's outstanding common stock. The following is a summary of the amount and percent of the Corporation's common stock beneficially owned on February 1, 1998 by each director and director nominee, by each executive officer named in the Summary Compensation Table above, and by all directors and executive officers as a group. Unless otherwise noted, the beneficial owner has sole voting and investment power.


                                              AMOUNT AND NATURE        PERCENT
BENEFICIAL OWNER                          OF BENEFICIAL OWNERSHIP(1)   OF CLASS
----------------------                    -------------------------    --------
Stefan S. Anderson (11)                          97,562 (2)              1.46%
Frank A. Bracken (11)                           121,191 (3)              1.82%
Thomas B. Clark                                      2,625               *
Michael L. Cox                                   28,609 (4)              *
David A. Galliher                                 7,106 (5)              *
Norman M. Johnson                               194,510 (6)              2.92%
Ted J. Montgomery                                32,884 (7)              *
George A. Sissel (12)                             2,025 (8)              *
Robert M. Smitson (11)                            8,475 (9)              *
Michael D. Wickersham                                1,245               *
John E. Worthen                                      3,450               *
Larry R. Helms                                  22,511 (10)              *
James L. Thrash                                     10,255               *

Directors and Executive
Officers as a Group (13 persons)(11)(12)           532,448                7.88%


  (1) The information contained in this column is based upon information furnished to the Corporation by the persons and entities named above and shareholder records of the Corporation. The shares shown include the following shares which may be acquired during the next 60 days under a stock option plan by the executive officers named above: Mr. Anderson, 34,825 shares; Mr. Cox, 23,824 shares; Mr. Montgomery, 7,100 shares; Mr. Helms, 13,975 shares; Mr. Thrash, 2,300 shares; and the following shares which may be acquired during the next 60 days under the 1994 Stock Option Plan by the non-employee directors named above:
       Messrs. Clark, Galliher, and Worthen, 2,400 shares each; Messrs. Bracken, Sissel and Smitson, 1,800 shares each; and Messrs. Johnson and Wickersham, 600 shares each. The shares shown for directors and executive officers as a group include 95,824 shares which may be acquired during the next 60 days under a stock option plan.


  (2) Includes 2,295 shares held by his spouse, Joan Anderson, in which he disclaims any beneficial interest.

  (3) Includes 2,780 shares held by his spouse, Judy Bracken, in which he disclaims any beneficial interest; and 75,127 shares held in trust for another family member for which Mr. Bracken, as co-trustee, has sole voting and shared investment power.

  (4)  Includes 1,863 shares held jointly with his spouse, Sharon Cox.

  (5) Includes 605 shares held by his spouse, Nancy Galliher, in which he disclaims any beneficial interest.

  (6) Includes 16,329 shares held by his spouse, Julia Johnson, in which he disclaims any beneficial interest.

  (7)  Includes 4,318 shares held jointly with his spouse, Barbara
       Montgomery.

  (8)  Includes 225 shares held jointly with his spouse, Mary R. Sissel.

  (9) Includes 3,375 shares held by his spouse, Marilyn S. Smitson, in which he disclaims any beneficial interest.

  (10) Includes 8,536 shares held jointly with his spouse, Sandra Helms.

  (11) Messrs. Anderson, Bracken and Smitson serve as directors of the George and Frances Ball Foundation, Muncie, Indiana, which owns 265,920 shares (3.99%) of the Corporation's outstanding common stock. The Foundation's Board of Directors, which has 6 members, has the voting and investment power over the shares held by the Foundation. The Foundation's shares are not included in the totals of the shares beneficially owned by Messrs. Anderson, Bracken and Smitson or by directors and executive officers as a group.

  (12) Mr. Sissel serves as a director of the Ball Brothers Foundation, Muncie, Indiana, which owns 27,576 shares (0.41%) of the Corporation's outstanding common stock. The Foundation's Board of Directors, which has 9 members, has the voting and investment power over the shares held by the Foundation. The Foundation's shares are not included in the total of the shares beneficially owned by Mr. Sissel or by directors and executive officers as a group.

  * Percentage beneficially owned is less than 1% of the outstanding shares.

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

Certain directors and executive officers of the Corporation and its subsidiaries and their associates are customers of, and have had transactions with the Corporation's subsidiary banks from time to time in the ordinary course of business. Additional transactions may be expected to take place in the ordinary course of business in the future. All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

Frank A. Bracken, a director of the Corporation, is of counsel with the firm of Bingham Summers Welsh & Spilman, Indianapolis, Indiana, which provides legal services to the Corporation and its subsidiaries on a transactional basis.

SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board, subject to the approval of the shareholders, has selected Geo. S. Olive & Co., LLC, Certified Public Accountants, as its independent public accountants for 1998. Representatives of the firm are expected to be present at the annual shareholder's meeting. They will have an opportunity to make a statement, if they desire, and are expected to be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 1999 annual meeting of the shareholders must be received by the Secretary of the Corporation at the Corporation's principal office by October 27, 1998, for inclusion in the Corporation's 1999 proxy statement and form of proxy relating to that meeting.

OTHER MATTERS

The cost of soliciting proxies will be borne by the Corporation. In addition to solicitations by mail, proxies may be solicited personally or by telephone or telegraph, but no solicitation will be made by specially engaged employees or paid solicitors.

The Board and management are not aware of any matters to be presented at the annual meeting other than the election of the directors and the ratification of the appointment of the independent public accountants. However, if any other matters properly come before such meeting or any adjournment thereof, the holders of the proxies are authorized to vote thereon at their discretion.

                                      By Order of the Board of Directors


                                      Larry R. Helms
                                      Secretary


Muncie, Indiana
February 24, 1998

                           PROXY SOLICITED ON BEHALF OF THE
                  BOARD OF DIRECTORS OF FIRST MERCHANTS CORPORATION
                                   MUNCIE, INDIANA


The undersigned hereby appoints Clell W. Douglass and Hamer D. Shafer, and each of them, as proxies with power of substitution, to represent and to vote all shares of common stock of First Merchants Corporation which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of First Merchants Corporation to be held on April 7, 1998, and at any adjournment thereof, with all of the powers the undersigned would possess if personally present. If any of the nominees for election as Directors are unable to serve for any reason, the persons listed above have the authority to vote as directed for any substitute nominee.

Dated:                                              , 1998.
      ---------------------------------------------

     (Please sign exactly as your name appears hereon)


     --------------------------------------------------------------
      (Signature of Shareholder)


     --------------------------------------------------------------
      (Signature of Shareholder)

          (Joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.)


PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE.







(SEE REVERSE SIDE FOR IMPORTANT INFORMATION)

(CONTINUED FROM OTHER SIDE)


I do  / /   do not / / plan to attend the Annual Meeting.  Number
attending:



THE BOARD OF DIRECTORS AND MANAGEMENT OF FIRST MERCHANTS CORPORATION RECOMMEND A VOTE "FOR" THE PROPOSALS LISTED.

TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' AND MANAGEMENT'S RECOMMENDATIONS, JUST SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED.

1.   Election of Directors: / / FOR all nominees listed   / /  WITHHOLD VOTE
                                below (except as withheld      (do NOT vote for
                                in the space below)            any of the
                                                               nominees listed
                                                               below)

     Michael L. Cox, Norman M. Johnson, George A. Sissel, Robert M. Smitson (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

     -----------------------------------------------------------------------

2. Ratification of the appointment of the firm of Geo. S. Olive & Co., LLC, as independent public accountants for 1998.

          FOR     / /              AGAINST      / /            ABSTAIN    / /

3. In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting.



THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NOT OTHERWISE DIRECTED THIS PROXY WILL BE VOTED "FOR" APPROVAL OF THE MATTERS DESCRIBED IN ITEMS 1 AND 2 ABOVE.